THIS SUBORDINATED DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE. THIS SUBORDINATED DEBENTURE MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED PURSUANT TO SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.
PIONEER FINANCIAL SERVICES, INC.
SUBORDINATED DEBENTURE, SERIES A

No.	Original Principal Amount $	Annual Interest Rate %
Issue Date:	Due Date:
Name and Address of Holder:

FOR VALUE RECEIVED, the undersigned, PIONEER FINANCIAL SERVICES, INC., a Missouri corporation (the “Maker”), hereby promises to pay to the order of the Holder, the Original Principal Amount set forth above on the Due Date, and to pay interest on the unpaid principal balance outstanding hereunder from the date hereof until maturity at the Annual Interest Rate. Said interest will be payable quarterly on the last day of March, June, September and December, commencing on the first of such dates subsequent to the date hereof, to the holder of record of the Debenture at the close of business on the Business Day preceding a payment date, with the final interest payment due and payable on the Due Date. If the interest payment day is not on a Business Day, interest will be paid on the next succeeding Business Day. “Business Day” means any day other than Saturday, Sunday, a Federal holiday or any other day banking institutions in the state of Missouri are authorized to close. After maturity of this Subordinated Debenture (the “Debenture”), whether by reason of acceleration or otherwise, interest shall be payable on demand on the outstanding principal balance hereunder at a rate per annum equal to two percent (2.00%) in excess of the amount specified above. The amount of interest accruing hereunder shall be computed on an actual day, 365-day year basis.
This Debenture may be prepaid in whole or in part, without penalty or premium, at any time; provided, that on each payment: (a) the Maker shall give the Holder not less than thirty (30) nor more than sixty (60) days prior written notice of such prepayment, (b) all partial prepayments shall be in the amount of Five Thousand Dollars ($5,000) or in any integral multiple thereof, and (c) accrued interest to the date of such prepayment shall be paid. All payments shall be applied first to pay all accrued and unpaid interest to the date of payment and then to payment of principal.

Principal of and interest on this Debenture are payable at the office of the Maker 4700 Belleview, Suite 300, Kansas City, Missouri 64112 and, at the option of the Maker, interest may be paid by check mailed to the address of the Holder above set forth, or at such other address as the Holder shall direct by written notice to the Maker. All payments shall be made in lawful currency of the United States of America.
Payment of principal and interest on this Debenture is hereby expressly subordinated in right of payment to prior payment in full in cash of all Senior Indebtedness (as defined below) of the Maker, and no payments in respect of any Junior Indebtedness (as defined below) shall be made, nor shall any property or assets of the Maker be applied to the purchase or acquisition or retirement of any Junior Indebtedness; provided, however, that so long as no Bankruptcy or Insolvency Event (as hereinafter defined) exists, no payment default has occurred and is continuing in respect of any Senior Indebtedness (whether for principal, interest or otherwise), or no Blockage Period (as defined below) is in effect, regularly scheduled principal and interest payments under this Debenture are permitted to be paid.
In the event there shall have occurred any breach or default with respect to any Senior Indebtedness (other than a Bankruptcy or Insolvency Event or a payment default (whether for principal, interest or otherwise) in respect of any Senior Indebtedness) whether due to nonpayment, acceleration or otherwise, and written notice by the holders of more than 50% in principal amount of the Senior Indebtedness then outstanding or their agent (herein, the "Required Senior Holders") has been given to the Maker of the occurrence of any such default stating that a Blockage Period has commenced (upon delivery of such notice and for 180 days thereafter, a “Blockage Period”) then, unless such breach or default shall have been cured or waived to the satisfaction of the Required Senior Holders, no payment on account of the principal of or interest or premium (if any) on this Debenture shall be made during the Blockage Period. At the expiration of such Blockage Period, unless a Bankruptcy or Insolvency Event or a payment default (including by way of acceleration) in respect of any Senior Indebtedness then exists, the Maker may pay to the holder of this Debenture all accrued but unpaid principal and interest on this Debenture to the extent permitted by this Debenture. If a Bankruptcy or Insolvency Event exists or a payment default (whether for principal, interest or otherwise) in respect of any Senior Indebtedness) whether due to nonpayment, acceleration or otherwise exists, then no payments may be made under this Debenture.
"Senior Indebtedness" means all indebtedness, liabilities and obligations of the Maker, secured or unsecured, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed for money borrowed, all fees, costs and expenses arising at any time in connection therewith (including, interest at the default rate and interest arising after an Insolvency Event), any reimbursement obligations in respect of letters of credit and surety bonds, and all Hedging Obligations and all amendments, renewals, extensions, modifications, refinancings and refundings of such indebtedness, liability, or obligation including, without limitation, other indebtedness of the Maker evidenced by instruments which provide among other things, that such indebtedness is subordinate to certain other indebtedness of the Maker; provided, however, that the following shall not constitute Senior Indebtedness: (i) this Debenture; (ii) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which it is outstanding, it is expressly provided that such indebtedness if either on a parity with or subordinate and junior in right of payment to the Debenture or such indebtedness is subordinate in right of payment to all other indebtedness of the Maker; and (iii) indebtedness evidenced by notes or other evidences of indebtedness which contain or have applicable thereto subordination provisions identical to the subordination provisions (including the definition of "Senior Indebtedness") applicable to this Debenture.
"Hedging Agreement" means any bank underwritten cash and/or derivative financial instrument including, but not limited to, any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates, raw materials or commodity prices.
"Hedging Obligation" means, with respect to any person, any liability of such person under any Hedging Agreement, including any obligations owed by any person to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, or any application and official interpretation of the Commodities Futures Trading Commission (or any successor thereto) with respect thereto. All indebtedness secured by any asset of any kind or nature shall be deemed to be Senior Indebtedness.
"Junior Indebtedness" means all obligations, liabilities and debts of the Maker arising under this Debenture whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed, including to any holder of this Debenture or to any other person on account of or in connection with or arising out of or related to this Debenture.
In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar proceedings relating to the Maker or to its creditors as such or to its property, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership, or upon an assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Maker, or any sale, transfer or conveyance (voluntary or involuntary, and whether by judicial or regulatory order) of any material portion of, or all or substantially all of, the assets of the Maker, or otherwise (the foregoing being referred to herein, collectively, as a "Bankruptcy or Insolvency Event"), the Senior Indebtedness shall first be paid in full before any person shall be entitled to receive and to retain any payment or distribution in respect of the Junior Indebtedness. In the event that any Junior Indebtedness is declared or becomes payable because of an event of default under the provisions creating or evidencing such Junior Indebtedness, the holders of such Junior Indebtedness shall be entitled to payment only after all Senior Indebtedness outstanding at such time shall first be paid in full or payment shall be satisfactory to the holders of Senior Indebtedness.
If any Event of Default shall occur and be continuing, Holder, by notice in writing delivered to the Maker, may declare the entire principal of this Debenture to be due and payable immediately without presentment, demand or protest, all of which are hereby waived, and upon any such declaration the same shall become and shall be immediately due and payable, subject to the subordination terms contained herein. The Events of Default are as follows:
(a)    Maker fails to pay interest hereunder when due and the continuation of such default for a period of 30 days;
(b)    Maker fails to pay principal of the Debenture at its maturity;
(c)    Maker consents to the appointment of a receiver, trustee, custodian or liquidator of substantially all of its property, or the Maker admits in writing its inability to pay debts generally as they become due, or makes a general assignment for the benefit of creditors;
(d)    Maker files a voluntary petition for an order for relief pursuant to Section 301 of Title 11 of the United States Code, or any superseding statute, as amended from time to time, or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect), or an answer admitting the material allegations of a petition filed against the Maker for such an order for relief or in any such proceeding, or the Maker shall seek relief by voluntary petition, answer or consent, under the provisions of any other now existing or future bankruptcy or other similar law providing for reorganization or liquidation or providing for an agreement, composition, extension or adjustment with its creditors;
(e)    An order, judgment or decree is entered in any proceeding by any court of competent jurisdiction appointing, without the consent of the Maker, a receiver, trustee, custodian or liquidator of the Maker or of substantially all of its Property, or sequestering substantially all of its property, and any such order, judgment or decree of appointment sequestration shall remain in force, undismissed, unstayed or unvacated for a period of sixty (60) days after the entry thereof;
(f)    A petition against the Maker for an order for relief pursuant to Section 303 of Title 11 of the United States Code, or any superseding statute, as amended from time to time, or any proceeding under the federal bankruptcy laws or other insolvency laws (as now or hereafter in effect) shall be filed and shall not be withdrawn or dismissed within 60 days thereafter, or, under the provisions of any law providing for reorganization or liquidation, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Maker or of substantially all of its property and such jurisdiction, custody or control shall remain in force, unrelinquished, unstayed or unterminated for a period of 30 days.
This Debenture may not be modified or amended without the prior written consent of the record holder hereof and the Required Senior Holders. The remedies of Holder as provided herein and in applicable law shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

This Debenture may only be exchanged or transferred upon the list of holders of Debentures maintained by the Maker. The Debenture is exchangeable or transferable without charge; provided, however, that the Maker may require payment of an amount sufficient to pay any tax or other government charge payable in connection with such exchange or transfer.
This instrument shall be governed by and construed according to the laws of the State of Missouri (without reference to the conflicts of law provisions thereof).
PIONEER FINANCIAL SERVICES, INC.
By:     _______________________________________
Laura V. Stack
Chief Operating Officer and Chief Financial Officer